Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made this 13th day of April, 2021 (the “Effective Date”) by and between PWII Owner, LLC, a Delaware limited liability company (“Landlord”), and Twist Bioscience Corporation, a Delaware corporation (“Tenant”).

RECITALS

A.       Landlord and Tenant are parties to that certain Lease dated December 18, 2020 (the “Lease”). Pursuant to the Lease, Tenant is leasing Premises known as 26600 S.W. Parkway, Suite 150, in Wilsonville, Oregon (sometimes also referred to herein as the “Original Premises”). The defined, capitalized terms used in the Lease shall have the same meanings when used herein.

B.       Based on an exchange of notices and negotiations pursuant to Section 1.5 of the Lease, Landlord and Tenant desire to amend the Lease as set forth in this Amendment.

NOW, THEREFORE, it is agreed as follows.

1.                  Lease of Additional Space. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the additional space in the Building shown on Exhibit A (the “Additional Space”), which is agreed to contain 101,057 rentable square feet. The Additional Space is hereby made a part of the Premises under the Lease, subject to the terms of this Amendment. The leasing of the Additional Space is upon all of the terms and conditions of the Lease, except as provided herein.

2.                  Condition of Additional Space. Landlord shall deliver possession of the Additional Space to Tenant on the Effective Date (the “Expansion Commencement Date”). The Additional Space is leased and delivered in “AS IS” condition.

3.                  Term. The Term of the Lease is hereby extended and amended to include the period that commences on the Rent Commencement Date (as defined below) and expires on the final day of the one hundred forty-fourth (144th) full calendar month thereafter (the “Extension Period”), on the terms set forth in the Lease, as amended hereby.

4.                  Base Rent.

4.1              Additional Space. Commencing on April 1, 2022 (the “Rent Commencement Date”), Tenant shall pay, in addition to all other amounts due under the Lease, Base Rent for the Additional Space as follows:

Period	Monthly Base Rent
4/1/22-3/31/23	$103,162.35
4/1/23-3/31/24	$106,257.22
4/1/24-3/31/25	$109,444.93
4/1/25-3/31/26	$112,728.27
4/1/26-3/31/27	$116,110.11
4/1/27-3/31/28	$119,593.41
4/1/28-3/31/29	$123,181.21
4/1/29-3/31/30	$126,876.64
4/1/30-3/31/31	$130,682.93
4/1/31-3/31/32	$134,603.41
4/1/32-3/31/33	$138,641.51
4/1/33-3/31/34	$142,800.75

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4.2              Original Premises. Until the originally scheduled Expiration Date, Base Rent for the Original Premises shall be the amounts determined pursuant to the Lease. On the first day of the Extension Period, and on the same day of each year thereafter, Base Rent for the Original Premises will increase by 3%.

5.                  Adjustments.

5.1              Operating Expenses. Nothing contained in this Amendment shall modify Tenant’s obligation to pay Operating Expenses for the Original Premises in the amounts determined pursuant to the Lease. Commencing on the Rent Commencement Date, Tenant shall pay Tenant’s Proportionate Share of Operating Expenses for the Additional Space in the manner set forth in the Lease, except as provided herein. Tenant’s Proportionate Share for the Additional Space shall be 26.4625%. The limitation on Controllable Expenses set forth in Section 4.4 of the Lease shall not apply with respect to the Additional Space.

5.2              Prepaid Rent and Security Deposit. On the Effective Date, Tenant shall pay to Landlord prepaid rent for the Additional Space in the sum of $103,162.35 plus Landlord’s estimate of one (1) month of Operating Expenses for the Additional Space, and the sum of $142,800.75 as a cash Security Deposit to be held and applied pursuant to Section 21.2 of the Lease.

5.3              Parking. Effective on the Expansion Commencement Date, Tenant shall be allowed to use up to 214 additional parking spaces, 10 of which will be reserved spaces designated by Landlord from time to time.

6.                  Option to Renew. Tenant shall have a single option to renew the Lease on the terms set forth in Section 1.3.2 of the Lease. However, the option to renew will be for a single Renewal Term of one hundred twenty (120) months rather than for two (2) terms of sixty (60) months. Such option to renew applies to, and may be exercised only with respect to, the entire Premises.

7.                  Additional Agreements.

7.1              Improvements; ROFR Allowance; Original Allowance.  Tenant shall improve the Additional Space pursuant to Exhibit B.  Landlord shall provide Tenant with a tenant improvement allowance in connection with the Additional Space (“ROFR Allowance”) of $4,309,070.40.  For the sake of clarity, the ROFR Allowance is a separate tenant improvement allowance from the Allowance provided in the Lease in connection with the Original Premises (“Original Allowance”).   In the last sentence of Section 10.b. of Exhibit B of the Lease (with respect to the Original Allowance), the 365 day period is now agreed to be the eighteen (18) month period commencing on the Effective Date of this Amendment.

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7.2              Dock Doors. Landlord will install dock doors and related site improvements generally as shown on Exhibit C, subject to modifications made during the permitting process. The estimated date of completion of this work is November 15, 2021. Tenant acknowledges that this work will require access to and construction work in and around the Premises and waives any claim related to the disruption that this may cause. Landlord shall use commercially reasonable efforts to minimize disruption of Tenant’s use of the Premises in performing such work.

7.3              Signage. Tenant may install signage on the exterior of the Building and on any wayfinding or monument signage that names lessees installed by Landlord, all in compliance with Section 13.1 of the Lease.

7.4              Auditorium. On a mutually agreeable schedule, Landlord will remodel the Building auditorium within a total budget of $200,000.00.

8.                  Effect of Amendment. Submission of this Amendment for review does not constitute an offer by Landlord to Tenant. This document may not be relied upon, nor may any claim (for reliance, estoppel or otherwise) be made based upon this document, unless and until this document is fully executed and delivered by each party.

9.                  Tenant’s Representations and Warranties. Tenant hereby represents and warrants as of the Effective Date that: (1) to Tenant’s actual knowledge, there exists no breach, default or event of default by Landlord under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default or event of default by Landlord under the Lease; (2) the Lease continues to be a legal, valid and binding agreement and obligation of Tenant; (3) to Tenant’s actual knowledge, Tenant has no current offset or defense to performance of its obligations under the Lease; and (4) except for Cresa with co-broker Hughes Marino (John Jarvis) who have previously been engaged by Tenant in connection with the Lease, Tenant has separately engaged no broker regarding this Amendment.

10.              Status of Lease. Except as expressly amended hereby, the Lease remains in full force and effect and the same is hereby ratified and confirmed.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

LANDLORD:	PWII Owner, LLC,
a Delaware limited liability company

	By:	/s/ James Paul
	Name:	James Paul
	Its:	Authorized Representative

TENANT:	Twist Bioscience Corporation,
a Delaware corporation

	By:	/s/ Patrick Weiss
	Name:	Patrick Weiss
	Its:	Chief Operating Officer

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